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                                                                    EXHIBIT 99.2

PRESS RELEASE_______________

FOR IMMEDIATE RELEASE


   Verdant Brands, Inc.
   9100 West Bloomington Freeway, Ste 113
   Bloomington, MN 55431-2543
   (952) 887-0039  Fax: (952) 887-1300


SALE OF CONSEP BUSINESS UNIT COMPLETED

RELEASE DATE: AUGUST 7, 2001
RELEASE SOURCE CONTACT: BRUCE MALLORY, PRESIDENT AND COO

MINNEAPOLIS, MN,

                     SALE OF CONSEP BUSINESS UNIT COMPLETED

         The business and assets of Consep, Inc., the sole remaining operating unit of Verdant Brands, Inc., were sold for the benefit of Consep's creditors in an auction that was completed in July, 2001. In early 2001, all of Consep's assets were assigned to a trustee that had been retained by Verdant Brands' senior secured lender to oversee the operations of Consep pending a sale of its business. The proceeds from the sale of the Consep assets were applied by the trustee to the repayment of the outstanding balance owing to Consep's senior secured creditor. A small amount of excess sales proceeds has been retained by the trustee to cover expenses of sale, and any remaining amount will be paid to unsecured creditors of Consep, although the amount of any such payments will not be material.

         With the sale of Consep, Verdant Brands has no continuing business operations and the Board of Directors has determined to complete the winding up of the Company's affairs and to discontinue all operations. The proceeds received by Verdant Brands from the sale of its operating businesses over the past 9 months have been applied to the payment of secured indebtedness, expenses of sale and operating expenses. No cash or other assets will be available for distribution to unsecured creditors or shareholders of Verdant Brands or its affiliated corporations on the termination of business.